THIS AGREEMENT made this 11th day of January , 2008

BETWEEN:

PLAY LA INC., with registered offices at Mossack Fonseca & Co.,, PO Box 3136, Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, B.V.I.

(hereinafter called the “Purchaser”)

OF THE FIRST PART

AND:

GLEN ETIVE CAPITAL LIMITED, with registered offices at Avant-Garde Business Consultants LLP, Admirals Offices, Main Gate Road, The Historic Dockyard, Chatham, ME4 4TZ, England

(hereinafter called the “Vendor”)

OF THE SECOND PART

W H E R E A S:

A.

The Vendor owns certain web assets of a web business and the asset related thereto, the web address is known as www.snapsearch.com.

B.

The Vendor has agreed to sell and the Purchaser has agreed to buy the web address asset of the Vendor.

C.

Upon the closing of the sale of the Asset to the Purchaser, the Vendor’s business will have divested itself of the last remaining Asset held by the business.

D.

The Vendor agrees to have its business for the fiscal years ending 2005 and 2006 audited under generally accepted UK accounting standards, and to provide said audited financial statements to the Purchaser for the sole use of inclusion in a subsequent SEC registration filing statement.

1.

DEFINITIONS

1.1

In this Agreement, the following terms shall have the meanings set out hereafter, unless the context otherwise requires:

(a)

“Asset” means the asset owned by the Vendor and used in the course of its business, being the foregoing URL:  snapsearch.com. all associated source codes, manuals, and passwords, software copies and licences currently utilised in the operation of the site; all existing content and the content management system for the site;  mailing lists of all users and subscribers and all available user records, all revenue streams, strategic partnerships, and accounts receivable accruing from the date of closing, plus all cash received by the Vendor that accrues to the post-closing period; all prepaid expenses related to the operation of the site;

(b)

 “Basic Purchase Price” means the sum of 10,000 pounds sterling.

(c)

“Closing” means the completion of the transaction of purchase and sale of the Asset herein provided for, and the completed 2005 and 2006 audited financial statements provided to the Purchaser

2.

PURCHASE OF ASSET

The Vendor agrees to sell and assign and the Purchaser agrees to buy the

    Asset as and from the Vendor at close of business on the Closing Date for       an aggregate purchase price equal to the Basic Purchase Price.

3.

LIABILITIES ASSUMED BY THE PURCHASER

3.1

The Purchaser will not, in consequence of or incidental to the transactions herein provided for, assume any liabilities or contractual commitments of the Vendor except as otherwise specifically provided herein.

 ~~4.~~

 ~~4.~~

VENDOR LIABILITY EXCLUSION AND INDEMNITY BY PURHASER       TO VENDOR

4.1

The Vendor will not, in consequence of , or incidental to the transactions herein provided for, assume any liability whatsoever for any use of the Asset or the audited financial statements.

4.2

Provided that any and all information provided to the auditor is complete, accurate and truthful, i  ~~I~~ n connection with this audit,   transaction and the disclosure of financial information from the Vendor to the Purchaser, the Purchaser agrees to fully indemnify and hold harmless the Vendor, its Directors, shareholders and successors against any claims, demands, liabilities, costs, charges and expenses of any form launched by a shareholder of Play LA Inc.  ~~..~~

4.3

Subject to section 4.1 and 4.2, a  ~~A~~ ny claims, demand, liabilities, costs, charges and expenses of any form incurred in defending any claim, action, or litigation made against the Vendor by the Purchaser (or any Play LA Inc. shareholder  ~~parties~~  relying on information received in this transaction that is disclosed by the Purchaser as a consequence of this transaction) shall be borne by the Purchaser.

5.

PAYMENT OF PURCHASE PRICE

5.1

Upon the Purchaser and Vendor signing this agreement, and the auditor confirming receipt of the Vendor’s corporate documents required to commence the audit process,   the Purchaser will       pay   the Vendor 50% of the purchase price ( 5,000 GBP ).

5.2

Upon  ~~confirmation from the Auditors (French Duncan) that the audit has~~

     ~~been complete and~~ delivery of the completed audited financial statements to the Purchaser,  ~~web business asset~~ ( the Closing ), the        Purchaser shall pay the Vendor the remaining 50% of the purchase price

( 5,000 GBP )  ~~and all outstanding amounts due from the Purchaser to the~~

     ~~Vendor~~

5.3

At the date all funds have been received by the   Vendor, the Vendor shall then transfer the web business asset to the Purchaser.  ~~Vendor a copy of the audited         financial  statements shall be made available to the Purchaser.~~

5.4

If the closing extends beyond March 21st, 2008, and the Purchaser agrees to complete the agreement after the closing date, the Vendor will accept a reduction in purchase price equal to 200GBP for each additional day past the closing date that passes until the terms of closing are met, and this reduction will be deducted from the final 5,000 GBP payment.

5. 5  ~~4~~

The Purchaser agrees to bear all costs in getting appropriate releases to use     the audited financial statements from the Auditor if any.

5. 6  ~~5~~

If the Closing fails to take place due to the non-fulfilment of any of the

    conditions specified in Sections 5, 6 and 7, inclusive, the Vendor shall       forthwith upon termination of this Agreement refund to the Purchaser the       full amount paid under Section 4.1, together with all interest earned       thereon less agreed costs incurred in this process.

6.

REPRESENTATIONS OF VENDOR

1.1

The Vendor represents and warrants to the Purchaser as warranties that are to continue and to survive the Closing, the accuracy and fulfilment of which are conditions of the obligation of the Purchaser to undertake the purchase, that:

i.

The Vendor has and will at all material times have the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby.

ii.

The completion of the transactions contemplated hereby will not constitute a breach by the Vendor of any statute or of any contract, agreement or Court order to which it is a party by which it is bound, and will not result in the creation of any lien, encumbrance or other charge on any of the Asset or permit any other person to terminate any agreement for the sale to or purchase from the Vendor of any of the Asset.

iii.

The Vendor will at the Closing Time have good and marketable title to the Asset, free and clear of all liens, mortgages, encumbrances, equities, impediments to title or claims of every kind and nature whatsoever,

iv.

The Vendor has not nor will it have at the Closing Time any indebtedness to any person, firm or corporation or government body or agency which might by operation of law or otherwise now or hereafter constitute a lien, charge or encumbrance on any of the Asset.

v.

The Vendor at the Closing Time will not be party to or threatened with any litigation or other proceeding involving the right to title or possession of any of the Asset and no claim has been made or threatened against the Vendor regarding its right to use or sell any of the Asset.

vi.

The Vendor shall deliver to the Purchaser all rights and copyrights to all intellectual property and content and all indexed pages now contained in, archived in, or attached to the web site.

7,

CONDITIONS TO COMPLETION

b.

The obligation of the Purchaser to complete the transactions hereby contemplated at the Closing is subject to the fulfilment at or prior to the Closing Time of the following conditions:

i.

The Vendor shall have irrevocably assigned to the Purchaser the domain name with the ICANN registry prior to closing.

8.

CLOSING

a.

Subject to fulfilment or waiver of the conditions herein, the Closing of the sale and purchase of the Asset and provision of the 2005 and 2006 audited financial statements hereunder shall take place at eleven o’clock a.m. PST on March 21st, 2008.

b.

If the transaction contemplated hereby has not been completed by March 21st, 2008 due to non-fulfilment of the conditions specified in the agreement, the Purchaser may at any time thereafter terminate this Agreement and recover the full amount of its deposit made under Section 4.1, with all interest earned thereon less costs incurred by the Vendor

c.

All payments to be made hereunder at closing shall be effected by wire transfer.

d.

At Closing the Vendor shall execute and deliver to the Purchaser all deeds, bills of sale, transfers and assignments in form and substance acceptable to the Purchaser as the Purchaser may reasonably require and as are necessary effectively to vest good and marketable title to the Asset in the Purchaser, free and clear of all liens, charges, mortgages, encumbrances, rights or liabilities or every nature and kind whatsoever, except as provided in this Agreement; and will deliver all such other documents as may be required to be delivered to the Purchaser, and the Purchaser will make payment to the Vendor as herein provided, and will furnish such other material as may be required to be furnished by it at that time.

8.

GENERAL

a.

The Asset will be at the risk of the Vendor up to the Closing Time and at the risk of the Purchaser thereafter.

b.

Each party will at all times hereafter execute and deliver all such documents as may reasonably be required and do all such further acts and things as may be required to give effect to its obligations and the rights of the other parties arising under the Agreement.

c.

This Agreement is to be interpreted and the obligations of the parties hereunder are to be determined in accordance with the laws prevailing in British Columbia.

d.

Any action taken and award made hereunder by an Arbitrator shall be made in accordance with, and with the same effect as an award under, the Commercial Arbitration Act of British Columbia, and in the discharge of his duties hereunder the Arbitrator shall perform his duties without unreasonable delay, and shall have all the powers of an Arbitrator under that Act.

e.

Any notice required or permitted to be given hereunder shall be in writing or be facsimile transmitted by scanned email, telegram or telecopier, and delivery shall be effected by hand delivery or by transmittal by scanned email, telegram or telecopier. Any such notice shall be deemed to have been given on the day of delivery if hand delivered, and on the business day (in the locality of the recipient) following the transmittal thereof if sent by scanned email, telegram or telecopier. Any party hereto may change its address by notice to the others of the parties given in the manner herein provided.

f.

Time is of the essence of this Agreement and neither the granting of an extension of time by any party nor the failure by any party to insist upon timely performance by the others will be deemed to constitute or imply a waiver of this stipulation.

g.

This Agreement and the respective representatives, warranties and covenants contained herein shall survive the amalgamation of any party and shall enure to the benefit of and be binding upon the respective heirs, executors, successors, and assigns or the parties hereto.

h.

The covenants, representations and warranties of the Vendor herein or in any document delivered in connection with the transactions contemplated hereby shall not merge but shall survive the completion of the purchase and sale herein contemplated and any reorganization, amalgamation, sale or transfer of any of the parties hereto.

i.

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby and each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by the law.

IN WITNESS WHEREOF the parties have executed these presents as of the day and year first above written.

Executed by Play LA Inc. in the presence of: Authorized Signatory

Executed by Glen Etive Capital Limited in the presence of: Authorized Signatory

Dated: the            11th January 2008

BETWEEN:

PLAY LA INC.

OF THE FIRST PART

AND:

GLEN ETIVE CAPITAL LIMITED

OF THE SECOND PART

PURCHASE  AGREEMENT

ORECK KARBY
Barristers & Solicitors
Suite 678 - 1333 West Broadway
Vancouver, BC   V6H 4C1
Telephone No.:  (604) 714-2011
Fax No.:  (604) 714-2011

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